Exhibit 10(j)(2)

                        AMENDMENT TO
              ALCOA DEFERRED COMPENSATION PLAN


     Effective June 1, 1995, the Alcoa Deferred Compensation
Plan is revised as follows:

1. The definition of "Additional Salary Reduction Credits" is deleted in its entirety and replaced with the following:

     "Additional Salary Reduction Credits" means any amounts deemed to be credited to a Participant's account equivalent to the dollar amount by which a Participant elected to reduce his or her salary up to a whole percentage of not more than 14%. Effective June 1, 1995, a Participant who is authorized by the Inside Director Committee may elect to reduce his or her salary up to a whole percentage of not more than 20%.

2. The following sentence is added to the first paragraph of Section 3.1 as follows:

     Effective June 1, 1995, the figure 14% in the foregoing sentence is revised to read 20% for Participants whose Additional Salary Reduction Credit limitation has been increased to 20% by the Inside Director Committee.

3. In all other respects the Plan is hereby ratified and confirmed.